Exhibit 10.2

August 6, 2024

Re: Employee Retention Plan

Dear [Name]:

In recognition of your continuing key role at and services on behalf of LL Flooring Holdings, Inc. (the “Company”), you will be eligible to earn a retention payment of $[•] (the “Retention Amount”), less any required tax withholding, subject to your compliance with the terms and conditions set forth in this letter (this “Agreement”). You agree that your eligibility to receive the Retention Amount (whether or not earned or recovered) replaces your right to receive any severance payment upon termination of employment.

Provided that you execute and deliver this Agreement to the Company by August 8, 2024, your Retention Amount will be paid to you on August 9, 2024. You agree that if you resign your employment, or if your employment is terminated with Cause (as defined in Appendix A hereto) prior to the Retention Date, then you will repay to the Company, within ten (10) calendar days of your employment termination date, the entire Retention Amount (less applicable tax and other deductions withheld by the Company). If you fail to repay the Retention Amount, the Company may recover the Retention Amount by offsetting any other compensation or benefits due to you, subject to applicable law, and that you will be obligated to pay the Company for legal expenses or other costs incurred by the Company in their attempts to recover the Retention Amount.

If, prior to the Retention Date, [(i)] you experience a Qualifying Termination of Employment (as defined in Appendix A hereto) [or (ii) a Change in Control (as defined in Appendix A hereto) occurs and you remain available to provide services to the Company for the fifteen (15) day period following the consummation of the Change in Control] and[, in each case,] you timely execute (and refrain from revoking) a release of claims against the Company in a form provided by the Company, then you will not be obligated to repay the Retention Amount.1 Your failure to accept an offer of employment from a buyer in connection with a Change in Control will not impact your right to retain the Retention Amount.

This Agreement is not assignable except to your estate upon death, or by the Company to any successor of the Company (including an acquiror of substantially all of its assets). This Agreement is governed by the laws of the Commonwealth of Virginia, without regard to principles of conflicts of laws, and sets forth the entire understanding between the Company and you regarding the contents hereof. This Agreement may be executed in counterparts (including electronic), each of which shall be deemed an original and all together the same Agreement. This Agreement may only be amended by written agreement between you and the Company.

[Remainder of Page Intentionally Left Blank]

[1]	Bracketed items in this paragraph and related definitions thereto are removed in Ms. Givens’ retention agreement.

To accept this Agreement, please sign where indicated below, and return on or before August 8, 2024 in a confidential envelope to LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, VA 23230, Attn: Human Resources, or to ekalinsky@llflooring.com.

Sincerely,

LL FLOORING HOLDINGS, INC.

By:
Title:

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:

By:

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APPENDIX A

“Cause” means (i) the definition provided in your employment agreement, offer letter, or severance agreement; (ii) in the absence of any such agreement (or the absence of any definition of “Cause” contained therein), any one of the following: (A) your gross neglect of duty to the Company or any of its subsidiaries or gross negligence or intentional misconduct in the course of your employment; (B) you having been indicted for, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or your commission of any other act or omission involving fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (C) your breach of any fiduciary duty owed to the Company or any of its subsidiaries; (D) you being prohibited from serving as an officer of a reporting company subject to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”), by applicable law, as the result of any order of a court or governmental agency or other judicial or administrative proceeding or as the result of any contractual arrangements to which you are bound; (E) your willful and intentional non-performance of your duties and responsibilities with the Company or any subsidiary or willful disregard of any legal directives of the Company’s Board of Directors (the “Board”) or your direct report and failure, in either case, to cure such breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company; (F) you breach any confidentiality, non-competition, non-solicitation or other restrictive covenants to which you are bound as related to the Company or any of its subsidiaries and the failure to cure such breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company; and/or (G) the material breach by you of the Company’s code of conduct and the failure to cure such material breach, if capable of being cured, within ten (10) days of receipt of written notice from the Company.

“Change in Control” means the occurrence of any of the following:

i.

any person, including a “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act), is or becomes the beneficial owner, directly or indirectly, of 50% or more of either: (A) the then outstanding shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Outstanding Common Shares”); or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), excluding any person who becomes such a beneficial owner in connection with a transaction that complies with clauses (A), (B), and (C) of paragraph (iii) below;

ii.

individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board;

iii.

the consummation of an acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination, or similar transaction of the Company or any of its subsidiaries or the sale, transfer, or other disposition of all or substantially all of the Company’s assets (any of which, a “Corporate Transaction”), unless, immediately following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Voting Securities immediately prior to such Corporate Transaction own or beneficially own, directly or indirectly, more than 50% of, respectively, the Outstanding Common Shares and the combined voting power of the Outstanding Voting Securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity (including any new parent entity) which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Shares and the Outstanding Voting Securities, as the case may be; (B) no person (excluding any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of Common Stock of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the board of directors (or other governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or

iv.	prior to December 31, 2024, the liquidation or wind-down of the Company.

“Disability” means a physical or mental infirmity that prevents the performance on a full-time basis of all or substantially all of your employment-related duties, with or without accommodation, lasting either for a period of ninety (90) consecutive days or for a period of more than ninety (90) days in any rolling one hundred and eighty (180) day period.

“Good Reason” means the definition set forth in your employment agreement, offer letter, or severance agreement, if applicable.

“Qualifying Termination of Employment” means a termination of your employment (i) without Cause; (ii) due to Good Reason; or (iii) due to your death or Disability.

“Retention Date” means the earliest to occur of (i) December 31, 2024; or (ii) the date a Change in Control occurs.2

[2]	For Ms. Givens’ retention agreement, clause (ii) is replaced with “the date a liquidation or wind-down of the Company occurs.”

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